Exhibit 23.2

Consent of Independent Auditors

We consent to the reference to our firm under the caption “Experts” in the Registration Statement (Form S-3) and the related Prospectus of Talos Energy Inc. for the registration of 24,688,171 shares of its common stock and to the incorporation by reference therein of our report dated March 31, 2023, with respect to the consolidated financial statements of QuarterNorth Energy Inc. as of and for the year ended December 31, 2022, included in Talos Energy Inc’s Current Report on Form 8-K dated January 17, 2024, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Houston, Texas

March 12, 2024